Exhibit 99.1

BRISTOW PROVIDES FINANCIAL UPDATE

Reaches Agreement with Lenders to Extend 10-Q Filing Deadline

Exploring Strategic Financial Alternatives

Provides Liquidity Update and Exercises Contractual Right to Utilize Grace Period and Not Make $12.5 Million Interest Payment on Senior Unsecured Notes

HOUSTON, TX – April 15, 2019 – Bristow Group Inc. (NYSE: BRS) (“Bristow” or the “Company”) today is providing an update on its efforts to complete its financial reporting process for the quarter ended December 31, 2018 and to best position the Company for the future. The Company has obtained waivers from certain lenders that extend the deadline under its agreements with those lenders for filing the Company’s Form 10-Q for the quarter ended December 31, 2018 to June 19, 2019, subject to certain conditions. The Company has also retained financial and legal advisors to explore strategic financial alternatives, with the objective of strengthening its long-term capital position. In addition, the Company has determined it would be in the Company’s best interest to exercise its contractual right to utilize a contractual grace period of up to 30 days and not make a $12.5 million interest payment on the 6.25% Senior Unsecured Notes maturing in 2022 (the “Senior Notes”) as it continues to work on its overall financing arrangements.

Bristow President and Chief Executive Officer L. Don Miller stated, “Bristow is working diligently with its financial and legal advisors to best position the company for the future, both financially and operationally. The steps we are announcing today will afford us additional time to continue our efforts to complete our financial reporting process and address our capital structure. Most importantly, we are, as always, focused on continuity of service in a safe, reliable and professional manner for our valued employees, clients and passengers, as we continue to navigate a challenging market.”

Financial Reporting and Debt Covenant Waivers

The Company has obtained waivers of its covenants with its secured equipment financing lenders and asset backed revolving credit facility (“ABL”) lenders with respect to the timing of delivery of unaudited financial statements for the quarter ended December 31, 2018. The waivers also include waivers of cross-default provisions arising from the decision to enter the 30-day grace period in connection with the Senior Notes. The waivers have the effect of extending the Company’s deadline under its agreements with the lenders to file its 10-Q for the quarter ended December 31, 2018 until June 19, 2019, subject to certain conditions, including securing customary forbearance agreements with certain other debtholders as detailed in the Company’s 8-K filing today.

Strategic Financial Alternatives Review and Liquidity Update

The Company has engaged Houlihan Lokey and Alvarez & Marsal as its financial advisors and Baker Botts L.L.P. and Wachtell, Lipton, Rosen & Katz as its legal advisors to assist the Company in analyzing various strategic financial alternatives to address its capital structure, including strategic and refinancing alternatives to restructure its indebtedness and other contractual obligations.

There can be no assurance that this review will result in any particular outcome, or that the Company will succeed in obtaining the forbearance agreements referred to above.

As of April 12, 2019, the Company had approximately $202.1 million of liquidity, consisting of aggregate cash on hand and availability under its ABL facility.

As part of the strategic financial review process, Bristow has elected not to make an interest payment of approximately $12.5 million due April 15, 2019 on the Senior Notes. Under the terms of the relevant indenture, the Company has a contractual grace period of up to 30 days during which it may elect to make the interest payment and cure any related default. Bristow believes it is in its best interest to use the grace period to continue working with its advisors and creditors to review alternatives for improving its capital structure.

The Company does not intend to comment further on its financial results or performance until its Form 10-Q for the quarter ended December 31, 2018 has been filed with the SEC.

About Bristow Group Inc.

Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services to government and civil organizations worldwide. Bristow has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. For more information, visit bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state Bristow’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding strategic alternatives and other statements identified by words such as “will,” “expect,” “believe,” “anticipate,” “estimate,” “should,” “intend,” “plan,” “potential,” “predict,” “project,” “aim,” “hope,” “predict,” and similar words, phrases and expressions, although not all forward-

looking statements include such words, phrases or expressions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including the Company’s Current Report on Form 8-K filed on April 15, 2019. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

Contact:

Global Media Relations

Adam Morgan

Director, Global Communications

+1 832.783.7927

adam.morgan@bristowgroup.com

Reevemark

Hugh Burns/Delia Cannan/Molly Curry

+1 212.433.4600

BristowGroup@reevemark.com

Investor Relations

Linda McNeill

Director, Investor Relations

+1 713.267.7622

linda.mcneill@bristowgroup.com